Exhibit 10.1

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE LENDER PURSUANT TO OR IN CONNECTION WITH THIS LOAN AGREEMENT, THE TERMS OF THIS LOAN AGREEMENT, AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE LENDER HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 19, 2020 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG AMC NETWORKS VENTURES, AS THE FIRST LIEN AGENT, AND THE SECOND LIEN LENDERS PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of March 19, 2020 (this “Loan Agreement”), is entered by and between fuboTV Inc., a Delaware corporation (“Borrower”); and FaceBank Group, Inc., a Florida corporation (“Lender”). Capitalized terms used and not otherwise defined in this Loan Agreement shall have the respective meanings given to such terms in Article 10.

In connection with and as a condition precedent to the Merger Agreement, Lender has agreed to make available to Borrower certain loans and other financial accommodations, subject to the terms and conditions set forth herein.

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

Article 1. THE LOANS.

Section 1.01 Commitment. Subject to the terms and conditions of this Loan Agreement, Lender agrees to advance to Borrower (the “Advance”): at Closing, a single term loan in an aggregate principal amount of Ten Million Dollars ($10,000,000). Borrower may prepay the Advance in accordance with Section 1.02(c).

Section 1.02 Interest and Payments.

(a)	Interest. Interest shall accrue on the unpaid principal amount of the Advance from the date of such Advance until such Advance is paid in full, at a fixed per annum rate of interest equal to 11.0% per annum. If Borrower pays interest on such Advance which is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Advance.

(b)	Payments of Principal and Interest. Accrued and unpaid interest on the Advance shall be payable in cash monthly or any earlier date of prepayment in accordance with the terms of this Loan Agreement and shall be computed on the basis of a 360-day year based on the actual number of days elapsed. On the first Business Day of each calendar month, commencing with the calendar month beginning on April 1, 2020, the Borrower shall pay in arrears in cash, by automatic bank draft or wire transfer pursuant to the instructions set forth in Section 9.04 of immediately available funds, all accrued and unpaid interest on the outstanding principal amount of the Advance. The outstanding principal, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date.

(c)	Prepayment.

(i)	Voluntary Prepayment. Upon three (3) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay the Advance in whole or in part, without premium or penalty. Any prepayment shall include an amount equal to the principal amount of the Advance being prepaid, plus all accrued and unpaid interest thereon through and including the date of such prepayment, plus any other amounts then due to Lender.

(ii)	Mandatory Prepayment Following Merger Termination Date. Borrower shall, within five (5) Business Days following any Merger Termination Date, prepay the Advance in an amount equal to the outstanding principal amount of the Advance, plus accrued and unpaid interest thereon through and including the date of such prepayment, plus any other amounts then due to Lender.

(d)	No Usurious Interest. In the event that any interest rate(s) provided for in this Section 1 or otherwise in this Loan Agreement shall be determined to exceed any limitation on interest under Requirements of Law, such interest rate(s) shall be computed at the highest rate permitted by Requirements of Law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of the Advance without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Borrower.

Section 1.03 Use of Proceeds. The proceeds of the Advance shall be used for general corporate purposes.

Section 1.04 Other Payment Terms.

(a)	Place and Manner. Borrower shall make all other payments due to the Lender in lawful money of the United States, in immediately available funds, in accordance with the instructions set forth in Section 9.04.

(b)	Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)	Default Rate. Upon the occurrence and during the continuance of any Event of Default, Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from the date of occurrence of such Event of Default until such Event of Default is cured or waived, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of 360 days and actual days elapsed.

(d)	Expenses. Each of the parties hereto will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Loan Agreement and the transactions contemplated hereby.

Article 2. CREATION OF SECURITY INTEREST.

Section 2.01 Grant of Security Interest. Borrower grants to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Transaction Documents. Such security interest constitutes a valid security interest in the presently existing Collateral, and will constitute a valid security interest in Collateral acquired after the date hereof. Notwithstanding termination of this Loan Agreement, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

Article 3. CLOSING.

Section 3.01 Conditions Precedent. The obligation of Lender to fund shall be subject to Lender’s receipt of each of the following:

(i)	This Loan Agreement, duly executed by Borrower;

(ii)	Copies, certified by the Secretary or Assistant Secretary of Borrower, of: (A) the Certificate of Incorporation and Bylaws of Borrower (as amended to the date of this Loan Agreement), (B) the resolutions adopted by Borrower’s board of directors authorizing the transaction and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Loan Agreement and the other Transaction Documents on behalf of Borrower;

(iii)	Good Standing Certificate(s) (including tax status if available) with respect to Borrower from Borrower’s state of incorporation and principal place of business, if different, (each) as of a date acceptable to Lender;

(iv)	All necessary consents of shareholders and other third parties with respect to the subject matter of the Loan Agreement and the other documents being executed in connection therewith;

(v)	Evidence, satisfactory to the Lender, of the receipt by the Borrower of all consents required under the AMC Loan Documents with respect to this Loan Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder; and

(vi)	(i) final executed copies of the Merger Agreement and the other Merger Documents and (ii) final executed shareholder consents from Borrower’s shareholders authorizing the entry by Borrower into the Merger Documents.

Article 4. REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to Lender that:

Section 4.01 Due Incorporation, Qualification, etc. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority. The execution, delivery and performance by Borrower of each Transaction Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

Section 4.03 Enforceability. Each Transaction Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.04 Non-Contravention. The execution and delivery by Borrower of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Lender pursuant to this Loan Agreement or the other Transaction Documents).

Section 4.05 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby.

Section 4.06 Jurisdiction of Incorporation; Locations. Borrower is incorporated in the jurisdiction stated in the first sentence of this Loan Agreement. Except as disclosed on Schedule 1, Borrower has not done business under any name other than that specified on the signature page hereof.

Section 4.07 Merger Agreement Representations. Each representation and warranty of Borrower in the Merger Agreement (each of which is hereby incorporated by reference) is true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the date hereof, as qualified by the disclosure letter delivered in connection therewith.

Article 5. COVENANTS OF BORROWER.

While any Obligations remain outstanding:

Section 5.01 Financial Statements. Borrower shall provide to Lender the financial statements specified in this Section 5.01, prepared in accordance with generally accepted accounting principles, consistently applied (except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments); provided, however, that after the effective date of the initial registration statement covering a public offering of Borrower’s securities, Borrower shall only be required to deliver those financial statements required to be filed by the Securities and Exchange Commission, to be provided as soon as practicable and no less frequently than quarterly.

(a)	As soon as practicable (and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower), an unaudited consolidated balance sheet as of the end of such quarter and unaudited consolidated statements of income or loss, retained earnings or deficit, cash flows and capital structure of Borrower and its Subsidiaries for such quarter, certified by an officer of Borrower to fairly present in all material respects the data reflected therein.

(b)	As soon as practicable (and in any event within one hundred and thirty-five (135) days after the end of each fiscal year of Borrower), audited consolidated balance sheets as of the end of such year, and related consolidated statements of income or loss, retained earnings or deficit, cash flows and stockholders’ equity of Borrower and its Subsidiaries for such year, accompanied by an audit report and opinion of the independent certified public accountants of recognized national standing selected by Borrower.

Section 5.02 Other Information. Borrower shall promptly provide to Lender (i) notice of any Default, Event of Default, or any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect and (ii) copies of all notices, reports, certificates, financial statements and other materials sent or received pursuant to the AMC Loan Agreement.

Section 5.03 Corporate Identity. Borrower shall notify Lender in writing ten (10) days prior to any change in Borrower’s principal place of business or chief executive office and shall not, without Lender’s prior written consent, change Borrower’s legal name or jurisdiction of incorporation.

Section 5.04 Title. Borrower shall promptly notify Lender in writing of any event which materially and adversely affects the value of the Collateral, taken as a whole, the ability of Borrower or Lender to dispose of any material portion of the Collateral, taken as a whole, or the rights or remedies of Lender in relation thereto, including, but not limited to, the levy of any legal process against any material portion of the Collateral, taken as a whole.

Section 5.05 Good Repair. Borrower shall keep and maintain all material Collateral in good operating condition and repair, subject to ordinary wear and tear, make all necessary repairs thereto and replacement of parts thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved in all material respects in accordance with Borrower’s historical conduct on or prior to the date of this Loan Agreement; and Borrower shall keep books and records with respect to any material Collateral, including maintenance records, which are complete and accurate in all material respects.

Section 5.06 Investment Property; Partnership/LLC Interests.

(a)	Without the prior written consent of the Lender, the Borrower shall not (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Investment Property or Partnership/LLC Interests, except for such additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Lender or (ii) on or after the date of this Loan Agreement, enter into any agreement or undertaking validly restricting the right or ability of the Borrower or the Lender to sell, assign or transfer any Investment Property or Partnership/LLC Interests or Proceeds thereof, other than the Merger Documents and/or the AMC Loan Documents. The Borrower will take all commercially reasonable actions to defend such Security Interest of the Lender in and to any Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever, other than Permitted Liens and any Security Interests granted in connection with the AMC Loan Documents or incurred with the consent of Lender.

(b)	If Borrower shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a dividend or distribution paid in equity or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, the Borrower shall accept the same as the agent of the Lender, hold the same in trust for the Lender, segregated from other funds of the Borrower, and promptly deliver the same to the Lender in accordance with the terms hereof.

(c)	Subject to the remaining provisions of this Section 5.06(c), the Borrower shall have the right to vote all or any portion of its pledged Investment Property and Partnership/LLC Interests on all limited liability company or corporate questions for all purposes not inconsistent with the terms of this Loan Agreement. To that end, if the Lender transfers all or any portion of the pledged Collateral into its name or the name of its nominee, to the extent authorized to do so under this Loan Agreement, the Lender shall, upon the request of the Borrower, unless an Event of Default exists, execute and deliver or cause to be executed and delivered to the Borrower, proxies with respect to the pledged Collateral pledged by the Borrower. The Borrower hereby grants to the Lender an irrevocable proxy such that from and after written notice to the Borrower, solely after the occurrence and during the continuance of an Event of Default, of an intent to exercise such rights, the Lender shall be entitled to exercise all voting powers pertaining to the Borrower’s pledged Collateral at all times during the existence of an Event of Default, including the power to call and attend all meetings of the shareholders or members of the applicable Issuer to be held from time to time with full power to act and vote in the name, place and stead of the Borrower (whether or not the pledged Investment Property and Partnership/LLC Interests shall have been transferred into its name or the name of its nominee or nominees), give all consents, waivers and ratifications in respect of the pledged Collateral and otherwise act with respect thereto as though it were the owner thereof, and any and all proxies theretofore executed by the Borrower shall terminate and thereafter be null and void and of no effect whatsoever.

Section 5.07 Control Covenants.

(a)	Commencing no later than (30) days after the date hereof, Borrower shall use its commercially reasonable efforts to cause (i) each depository bank holding a Deposit Account owned by Borrower and (ii) each Securities Intermediary holding any Investment Property owned by Borrower, to execute and deliver a control agreement, sufficient to provide the Lender with Control of such Deposit Account or Investment Property and otherwise in form and substance reasonably satisfactory to the Lender (any such depository bank executing and delivering any such control agreement, a “Controlled Depository”, and any such Securities Intermediary executing and delivering any such control agreement, a “Controlled Intermediary”).

(b)	Upon the request of the Lender, Borrower will take such actions and deliver all such agreements as are requested by the Lender to provide the Lender with Control of all Letter of Credit Rights and Electronic Chattel Paper with a value in excess of Fifty Thousand Dollars ($50,000) owned or held by Borrower, including, without limitation, with respect to any such Electronic Chattel Paper, by having the Lender identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(c)	Commencing no later than thirty (30) days after the date hereof, if any Collateral (other than Collateral specifically subject to the provisions of Section 5.07(a) and Section 5.07(b)) with a value in excess of $100,000 in the aggregate (such Collateral exceeding such amount, the “Excess Collateral”) is at any time in the possession or control of any consignee, warehouseman, bailee (other than a carrier transporting Inventory to a purchaser in the ordinary course of business), processor, or any other third party, Borrower shall notify in writing such Person of the Security Interests created hereby, shall use its commercially reasonable efforts to obtain such Person’s acknowledgment in writing to hold all such Collateral for the benefit of the Lender subject to the Lender’s instructions, and shall use its commercially reasonable efforts to cause such Person to issue and deliver to Lender warehouse receipts, bills of lading or any similar documents relating to such Collateral to the Lender together with an Effective Endorsement and Assignment; provided that if Borrower is not able to obtain such agreement and cause the delivery of such items. Further, Borrower shall perfect and protect such Borrower’s ownership interests in all Inventory stored with a consignee against creditors of the consignee by filing and maintaining financing statements against the consignee reflecting the consignment arrangement filed in all appropriate filing offices, providing any written notices required by the UCC or any Requirements of Law to notify any prior creditors of the consignee of the consignment arrangement, and taking such other actions as may be appropriate to perfect and protect Borrower’s interests in such Inventory under Section 2-326, Section 9-103, Section 9-324 and Section 9-505 of the UCC or otherwise under any Requirements of Law. All such financing statements filed pursuant to this Section 5.07(c) shall be assigned to the Lender.

Section 5.08 Landlord Waivers. Commencing no later than thirty (30) days after the date hereof, with respect to any leased property containing Collateral with an aggregate value in excess of One Hundred Thousand Dollars ($100,000), Borrower shall use commercially reasonable efforts to obtain a landlord waiver or bailee letter or any similar agreement or arrangement, in favor of the Lender granting the Lender rights of access to such property and the Collateral located thereon, which agreement or letter shall be satisfactory in form and substance to the Lender.

Section 5.09 Further Assurances. Upon the request of the Lender and at the sole expense of Lender , the Borrower will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, upon the occurrence and during the continuance of an Event of Default, (a) the assignment of any material Contractual Obligation, (b) with respect to Government Contracts, assignment agreements and notices of assignment, in form and substance satisfactory to the Lender, duly executed by Borrower in compliance with any Requirements of Law, and (c) all applications, certificates, instruments, registration statements, and all other documents and papers the Lender may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Loan Agreement.

Section 5.10 AMC Loan Covenants. Borrower shall, and shall cause each of its subsidiaries to, comply in all respects with each of the covenants, obligations and responsibilities set forth in the AMC Loan Documents, as in effect on the date hereof (and without giving effect to any amendments, waivers, supplements, forbearances or other modifications thereto from and after the date hereof unless such amendments, waivers, supplements or other modifications have been approved in writing by Lender).

Article 6. PRESERVATION OF COLLATERAL BY LENDER.

Should Borrower fail or refuse to make any payment or take any other action which Borrower is obligated under any Transaction Document to make, perform, observe, take or do at the time or in the manner provided in any Transaction Document, then at Lender’s sole and absolute discretion, without notice to or demand upon Borrower and without releasing Borrower from any obligation, covenant or condition in any Transaction Document, Lender may make, perform, observe, take or do the same in such manner and to such extent as Lender may deem necessary to protect its security interest in or the value of the Collateral. In furtherance of the foregoing rights, Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney-in-fact of Borrower with full power of substitution, for it and in its name (i) to perform (but Lender shall not be obligated to and shall incur no liability to Borrower or any third party for failure to perform) any act which Borrower is obligated by this Loan Agreement to perform, (ii) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 2.01 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself, (iii) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control, (iv) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (v) in Lender’s discretion, to file any claim or take any other action or institute proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral, and (vi) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral; provided, however, that the power of attorney herein granted shall be exercisable only upon the occurrence and during the continuation of an Event of Default. Borrower agrees to reimburse Lender upon demand for all costs and expenses, including attorneys’ fees and expenses, which Lender may incur while acting as Borrower’s attorney in fact or otherwise under this Article 6, all of which costs and expenses are included within the Obligations.

Article 7. EVENTS OF DEFAULT.

Section 7.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a)	Failure to Pay. Borrower shall fail to pay (i) any principal or interest on the due date or (ii) any other payment required under the terms of this Loan Agreement or any other Transaction Document within three (3) Business Days of the due date; or

(b)	Breaches of Other Covenants. Borrower or any of its Subsidiaries shall fail to perform or observe any other term, covenant, or agreement contained in any Transaction Document (other than the other Events of Default specified in this Article 7) and such failure remains unremedied for five (5) Business Days after Borrower having obtained knowledge thereof; or

(c)	Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower or any of its Subsidiaries to Lender in writing in connection with this Loan Agreement or any of the other Transaction Documents, or as an inducement to Lender to enter into the Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)	Other Payment Obligations. Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement, term or condition contained in any Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more to become due prior to its stated date of maturity; or

(e)	Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of affecting any of the foregoing; or

(f)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(g)	Judgments. A final judgment or order for the payment of money in excess of One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and/or any of its Subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or

(h)	Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Lender in any material portion of the Collateral, taken as a whole, shall cease to be or shall not be valid perfected Liens or Borrower shall assert that such Liens are not valid perfected Liens.

(i)	AMC Loan Documents. Borrower (or any of its Subsidiaries) shall fail to satisfy its covenant in Section 5.10 of this Loan Agreement beyond the expiration of any applicable cure or grace period contained in the AMC Loan Documents in effect as of the date hereof, without giving effect to any amendments, waivers, supplements, forbearances or other modifications thereto from and after the date hereof other than any amendments, waivers, supplements, forbearances or other modifications that are approved in writing by Lender.

(j)	LENDER’S RIGHTS AND REMEDIES

Section 7.02 Rights of Lender upon Default. Upon the occurrence and during the existence of any Event of Default (other than an Event of Default referred to in Sections 7.01(e) and 7.01(f)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence and during the continuance of any Event of Default described in Sections 7.01(e) and 7.01(f), immediately and without notice, all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

Section 7.03 Rights Regarding Collateral.

(a)	Borrower agrees that when any Event of Default has occurred and is continuing Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limiting the foregoing, Lender may exercise any one or more or all, and in any order, of the remedies herein set forth, including the following: (i) Lender, personally or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender or to take immediate possession of the Collateral, or any portion thereof, and for that purpose may pursue the same wherever it may be found, and may enter any premises of Borrower, with or without notice, demand, process of law or legal procedure, to the extent permitted by applicable law, and search for, take possession of, remove, keep and store the same, or use and operate or lease the same until sold; (ii) Lender may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, without instituting any legal proceedings whatsoever, having first given notice of such sale by registered or certified mail to Borrower once at least ten (10) days prior to the date of such sale, and having first given any other notice which may be required by law, sell and dispose of the Collateral, or any part thereof, at a private sale or at public auction, to the highest bidder, in one lot as an entirety or in separate lots, and either for cash or on credit and on such terms as Lender may determine, and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice referred to above. To the extent permitted by applicable law, any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales, or for any such adjourned sale or sales, without further published notice, and Lender may bid and become the purchaser at any such sale; and (iii) Lender may proceed to protect and enforce this Loan Agreement and the other Transaction Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted; or for foreclosure hereunder, or for the appointment of a receiver or receivers for any real property security or any part thereof, or for the recovery of judgment for the Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

(b)	Borrower further agrees that when any Event of Default has occurred and is continuing the Lender shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property or Partnership/LLC Interests or other Proceeds paid in respect of any Investment Property or Partnership/LLC Interests, and any or all of any Investment Property or Partnership/LLC Interests shall be registered in the name of the Lender or its nominee, and the Lender or its nominee may exercise (A) all voting, corporate and other rights pertaining to such Investment Property or Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or limited liability company structure of any Issuer or upon the exercise by the Borrower or the Lender Agent of any right, privilege or option pertaining to such Investment Property or Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property or Partnership/LLC Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it; but the Lender shall have no duty to the Borrower to exercise any such right, privilege or option and the Lender shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, Borrower hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property or Partnership/LLC Interests to comply with any instruction received by it from the Lender in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Loan Agreement, without any other or further instructions from the Borrower, and the Borrower agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing. and (ii) upon the occurrence and during the continuance of an Event of Default, except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property or Partnership/LLC Interests directly to the Collateral Agent

Section 7.04 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender at the time of, or received by Lender after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows: (i) First, to the payment of all costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable and documented legal expenses and attorneys’ fees, incurred or made hereunder by Lender; (ii) Second, to the payment to Lender of any amounts then owing or unpaid under any Transaction Documents; and (iii) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

Article 8. MISCELLANEOUS.

Section 8.01 Modifications, Amendments or Waivers. The provisions of any Transaction Document may be modified, amended or waived only by a written instrument signed by the parties thereto.

Section 8.02 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Lender are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Loan Agreement or any such waiver of any provision or condition of this Loan Agreement must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

Section 8.03 Reimbursement. If any action at law or in equity is necessary to enforce or interpret the terms of any Transaction Document, the prevailing Person will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such Person may be entitled.

Section 8.04 Disbursements and Payments.

(a) Disbursements. Lender shall disburse the Advance to Borrower according to the following account and wire transfer instructions:

Credit:	fuboTV Inc.
Bank Name:	JPMorgan Chase Bank, N.A.
Account Number:	737077136
ABA Routing Number:	021000021
Reference:	Facebank Loan Agreement

(b) Regularly Scheduled Payments. All regularly scheduled payments due to Lender shall be effected by wire transfer of the appropriate funds in accordance with the following wire instructions:

Credit:	Facebank Group Inc.
Bank Name:	Regions Bank
Account Number:	0268366868
ABA Routing Number:	062005690
Reference:	Facebank Loan Agreement

Section 8.05 Notices. All notices and other communications given to or made upon any party hereto in connection with this Loan Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by email) shall be delivered by certified mail, postage prepaid, return receipt requested, by a nationally recognized overnight courier, or by prepaid facsimile or personally delivered to the respective parties, as follows:

Borrower: fuboTV Inc.

Address: 1330 Avenue of the Americas, 7th Floor, New York, NY 10019

Email: dgandler@fubo.tv

Attention: David Gandler, Chief Executive Officer

Lender: FaceBank Group, Inc.

Address: 1115 Broadway, 12th Floor, New York, NY 10010

Email: john.textor@facebank.com

Attention: John Textor, Chief Executive Officer

or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received; or in the case of delivery by messenger or overnight delivery service, when left at the appropriate address.

Section 8.06 Severability. If any provision of any Transaction Document is held invalid or unenforceable to any extent or in any application, the remainder of such Transaction Document and all other Transaction Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

Section 8.07 Confidentiality. Lender agrees to hold non-public information received in confidence and shall not disclose such information to third parties except to their employees, members, partners, their lenders, and professional advisors to the foregoing, including attorneys and accountants, and others under a similar duty of confidentiality, and as Lender may deem necessary in its reasonable judgment to satisfy its legal obligations or to enforce Lender’s or rights under any Transaction Document.

Section 8.08 Choice of Law and Venue; Jury Trial Waiver. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER AND LENDER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

Section 8.09 Successors and Assigns. This Loan Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and permitted assigns, except that neither Lender nor Borrower may assign or transfer its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the other party hereto; provided, that Borrower hereby consents to the pledge by Lender of all of its right, title and interest in and to this Loan Agreement to FB Loan Series I, LLC or any of its affiliates, and to any future assignment of such right, title and interest to FB Loan Series I, LLC or any of its affiliates.

Section 8.10 Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 8.11 Further Assurances. Borrower will, at its own expense, from time to time do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

Section 8.12 Entire Agreement. This Loan Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Section 8.13 Binding Obligation; Separation from Merger Agreement. This Loan Agreement and all obligations hereof are absolute, unconditional, separate and independent from the obligations under the Merger Agreement, and this Loan Agreement and the obligations hereunder shall be valid and binding upon the Borrower notwithstanding any termination of the Merger Agreement. Borrower hereby acknowledges that any termination of, subsequent amendment to, or other similar circumstances regarding the Merger Agreement do not in any way affect the validity and enforceability of this Loan Agreement and the Liens granted hereunder; and Borrower hereby waives any and all claims disputing the same, including, but not limited to any claims that (i) Borrower’s obligations pursuant to this Loan Agreement are terminated, excused or otherwise modified as a result of any termination, breach, violation of, or similar act performed, in each case by any Person, with respect to the Merger Agreement and (ii) this Loan Agreement and the Merger Agreement, and all of the obligations hereunder and thereunder are not separate, distinct and independent in all respects.

Section 8.14 Termination. Upon payment in full of the Obligations (other than inchoate indemnity obligations), the Loan Agreement, the security interests granted herein shall terminate and all rights to the Collateral shall revert to Borrower. Upon payment in full of the Obligations (other than inchoate indemnity obligations), Lender shall, at the sole cost and expense of Borrower, take such actions as may be reasonably requested by Borrower to evidence the termination of Lender’s Liens in the Collateral.

Section 8.15 No Set-Off. All payments to be made by Borrower shall be made without set-off (including in connection with any breach or purported breach of any Merger Document), recoupment, or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges, or withholdings with respect to any payments owed by Borrower and all interest, penalties, or similar liabilities with respect thereto.

Section 8.16 Enforcement Expenses; Indemnification.

(a)	The Borrower will pay all expenses of the Lender (including, without limitation, reasonable fees, charges and disbursements of counsel to the Lender) in connection with (a) any enforcement, amendment, supplement, modification or waiver of or to any provision of this Loan Agreement or any documents relating thereto (including, without limitation, a response to a request by the Borrower for the consent of the Lender to any action otherwise prohibited hereunder or thereunder) and (b) consent to any departure from, the terms of any provision of this Loan Agreement or such other documents, and (c) any prepayment hereof.

(b)	In addition to all other sums due hereunder or provided for in this Loan Agreement, the Borrower shall indemnify and hold harmless the Lender and its affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Borrower and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Borrower in this Loan Agreement, including without limitation, the failure to make payment when due of amounts owing pursuant to this Loan Agreement, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Debt of the Borrower or derivative actions brought by any Person claiming through or in the Borrower’s or any of its Subsidiaries’ name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that the Borrower shall not be liable under this Section 9.14(b) to an Indemnified Party to the extent such Liabilities resulted from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason other than willful misconduct or gross negligence, the Borrower shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Requirements of Law. In connection with the obligation of the Borrower to indemnify for expenses as set forth above, the Borrower further agrees, upon presentation of invoices, to reimburse each Indemnified Party for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party.

(c)	Each Indemnified Party under this Section 9.14 will, after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower under this Section 9.14, notify the Borrower in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Borrower of any such action shall not relieve the Borrower from any liability which it may have to such Indemnified Party unless such omission substantially and irrevocably impairs the Borrower’s ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall, with Lender’s consent, be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Borrower, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Lender, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless (i) such settlement, compromise or consent includes an unconditional release of the Lender and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding (ii) the Borrower has provided reasonable prior notice thereof and (iii) the Lender has provided its prior written consent to such settlement, compromise or consent, which consent will not be unreasonably withheld or delayed. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

(d)	To the fullest extent permitted by Requirements of Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby.

(e)	Notwithstanding the termination of this Loan Agreement, the indemnities to which the Lender is entitled under the provisions of this Section 9.14 and any other provision of this Loan Agreement shall continue in full force and effect and shall protect the Lender against events arising after termination of this Loan Agreement as well as before.

(f)	All amounts due under this Section 9.14 shall be payable promptly after demand therefor.

Article 9. DEFINITIONS.

All terms defined in the Code shall have the respective meanings specified in the Code. In addition, for purposes of this Loan Agreement the following capitalized terms shall have the meanings set forth below:

“Advance” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“AMC Loan Agreement” shall mean that certain Credit and Guaranty Agreement, dated as of April 6, 2018, by and among Borrower, the guarantors party thereto, the lenders party thereto and AMC Networks Ventures LLC, as administrative agent and collateral agent, amended, amended and restated, modified, supplemented, restated or replaced from time to time.

“AMC Loan Documents” shall mean, collectively, the AMC Loan Agreement and all other instruments, agreements and documents executed in connection therewith (specifically including the “Credit Documents” (as defined in the AMC Loan Agreement), as each such document may be amended, amended and restated, modified, supplemented, restated or replaced from time to time.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York, New York.

“Capital Stock” means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Debt securities or other evidence of Debt) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Closing” shall mean the date, time and place as each of the conditions set forth in Section 3.01 have been satisfied.

“Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York.

“Collateral” shall mean property described on Exhibit A attached hereto.

“Contractual Obligation” of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Control” means the manner in which “control” is achieve under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, an interest rate per annum equal to fourteen percent (14%) in excess of the rate per annum otherwise applicable on such date.

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Lender with respect to the Security Interests granted in such Collateral, and in each case, in form and substance satisfactory to the Lender.

“Event of Default” shall have the meaning set forth in Article 7 of this Loan Agreement.

“Excluded Accounts” shall mean Excluded Accounts (as defined in the AMC Loan Agreement).

“Excluded Subsidiary” shall mean Excluded Subsidiary (as defined in the AMC Loan Agreement).

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Contract” shall mean any contract between Borrower and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by such Government Authority, as account debtor, to Borrower.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Indebtedness” of any Person shall mean and include the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (iv) all obligations under capital leases of such Person, (v) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (viii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis, and (ix) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

“Issuer” means any issuer of any Investment Property or Partnership/LLC Interests (including, without limitation, any Issuer as defined in the UCC).

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Code or comparable law of any jurisdiction.

“Loan Agreement” shall mean this Loan and Security Agreement, as amended, restated or otherwise modified from time to time.

“Maturity Date” shall mean May 1, 2020; provided that, if the Merger is consummated on or prior to May 1, 2020, the Maturity Date shall automatically and without further action by any Person be extended to June 27, 2020.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower and its Subsidiaries, taken as a whole; (ii) the ability of Borrower and its Subsidiaries to pay or perform the Obligations in accordance with the terms of this Loan Agreement and the other Transaction Documents and to avoid an Event of Default under any Transaction Document; or (iii) the rights and remedies of Lender under this Loan Agreement, the other Transaction Documents or any related document, instrument or agreement.

“Merger” shall have the meaning set forth in the Merger Agreement (as defined in the Merger Agreement).

“Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization, dated on or about the date hereof, by and among Borrower, Lender and Merger Sub, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Merger Closing Date” shall mean the Closing Date (as defined in the Merger Agreement).

“Merger Documents” means the Merger Agreement and each other document required pursuant to the terms of the Merger Agreement to be executed by Borrower in connection with the Merger at or prior to the Merger Closing Date.

“Merger Sub” shall mean fuboTV Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Lender.

“Merger Termination Date” shall mean any date on which (a) the Merger (as defined in the Merger Agreement) has not been consummated and (b) the Merger Agreement has been terminated in accordance with its terms.

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Loan Agreement or the other Transaction Documents chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Partnership/LLC Interests” means, the entire partnership interest, membership interest or limited liability company interest, as applicable, of Borrower in each partnership, limited partnership or limited liability company owned thereby and all rights, powers and benefits as a partner or member thereof, whether under any limited liability company agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests or under any Requirements of Law, including, without limitation, Borrower’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, the Borrower’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to the Borrower and all of the other economic rights, titles and interests of the Borrower as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

“Permitted Liens” shall mean Permitted Liens (as defined in the AMC Loan Agreement).

“Requirement of Law” applicable to any Person shall mean (i) the articles or certificate of incorporation, bylaws or other governing documents of such Person, (ii) any Governmental Rule applicable to such Person, (iii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (iv) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Security Interest” means the security interests granted pursuant to Section 2.01, as well as all other security interest now or hereafter created or assigned as additional security for the Obligations.

“Subsidiary” of any Person shall mean (i) any corporation of which more than fifty percent (50%) of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (ii) any partnership, joint venture, or other association of which more than fifty percent (50%) of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other subsidiaries and (iii) any other Person included in the financial statements of such Person on a consolidated basis. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Transaction Documents” shall mean, collectively, the Loan Agreement and any other documents executed in connection herewith.

“UCC” means the Uniform Commercial Code as currently in effect in the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first written above.

LENDER:		BORROWER:

FaceBank Group, Inc.,		FUBOTV INC.,
a Florida corporation		a Delaware corporation

By:	/s/ John C. Textor	By:	/s/ David Gandler
Name:	John C. Textor	Name:	David Gandler
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SCHEDULE 1

Other Names: S.C. Networks, Inc. and other names from time to time used more than five years prior to the date hereof.

EXHIBIT A

The Collateral shall consist of Borrower’s right, title and interest in the following property, now owned or at any time hereafter acquired by Borrower or in which Borrower now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a) all Accounts;

(b) all cash and currency;

(c) all Chattel Paper;

(d) all Commercial Tort Claims;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter of Credit Rights;

(o) Partnership/LLC Interests;

(p) all Vehicles;

(q) all other Goods not otherwise described above;

(r) all books and records pertaining to the Collateral; and

(s) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Accessions to any and all of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.01 hereof attach to (a) (x) any lease, license, contract or agreement to which any Borrower is a party and any of its rights or interests thereunder, if and to the extent that a security interest (i) is prohibited by or in violation of (A) any law, rule or regulation applicable to Borrower, or (B) a term, provision or condition of any such lease, license, contract or agreement, or (ii) would result in the invalidation or termination of, or create a right of termination in favor of any other party with respect to, such lease, license, contract, or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including title 11 of the United States Code) or principles of equity) or (y) any property to the extent that the grant of a security interest therein, if and to the extent that a security interest (i) is prohibited by or in violation of (A) any law, rule or regulation applicable to Borrower, or (B) a term, provision or condition of any lease, contract, license, agreement, instrument or other document evidencing or giving rise to such property or (ii) would result in the invalidation or termination of, or create a right of termination in favor of any other party with respect to, any lease, contract, license, agreement, instrument or other document evidencing or giving rise to such property (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including title 11 of the United States Code) or principles of equity; provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement or such other property, in each case, not subject to the prohibitions specified in (a) above; provided further, the exclusion in clause (a) of this paragraph shall not include (x) any term, provision or condition of any such lease, license, contract or agreement included for the purpose of evading any term, provision or condition of this Agreement (for the avoidance of doubt, to the extent that including any such term, provision or condition is market practice in any lease, license, contract or agreement entered into in the ordinary course of business, including such term, provision or condition shall not be deemed as evading any term, provision or condition of the Loan Agreement), or (y) any proceeds of any such lease, license, contract or agreement; (b) any of the issued and outstanding capital stock of an Excluded Subsidiary in excess of 65% of the voting power of all classes of capital stock of such Excluded Subsidiary; provided that immediately upon the amendment of the Internal Revenue Code occurring after the date hereof to allow the pledge of a greater percentage of the voting power of capital stock in an Excluded Subsidiary without material adverse tax consequences, the Collateral shall include, and the security interest granted by Borrower shall attach to such greater percentage of capital stock of each Excluded Subsidiary; (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (d) any property as to which the Lender determines in its sole discretion, in writing, in consultation with the Borrower that the costs of creating a security interest in such property, or perfection thereof, are excessive in relation to the value to the Lender of the security interest afforded thereby; (e) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be accomplished by the filing of a UCC financing statement; and (f) Excluded Accounts other than those accounts referred to in paragraph (c) and (d) of the definition thereto.

The following terms when used in this Exhibit shall have the meanings assigned to them in the UCC (as defined in Article 10) as in effect from time to time: “Accession”, “Account”, “Account Debtor”, “Authenticate”, “Certificated Security”, “Chattel Paper”; “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Company Security”, “Investment Property”, “Letter of Credit Rights”, “Proceeds”, “Record”, “Registered Organization”, “Security”, “Securities Account”, “Securities Entitlement”, “Securities Intermediary”, “Supporting Obligation”, “Tangible Chattel Paper”, and “Uncertificated Security”.